Exhibit 10.8

INSYS THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the 18th day of April, 2013 (the “Effective Date”), by and between Darryl S. Baker (“Executive”) and Insys Therapeutics, Inc. (the “Company”).

RECITALS

WHEREAS, Executive has been serving as an executive officer of the Company since on or about October 2012 and the Company desires to continue to employ Executive pursuant to the terms, provisions and conditions set forth in this Agreement; and

WHEREAS, Executive desires to accept and continue his employment on the terms, provisions and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Executive agree as follows:

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the parties agree as follows:

1.	EMPLOYMENT BY THE COMPANY.

1.1 Position. Subject to the terms set forth herein, the Company hereby employs Executive in the position of Chief Financial Officer and Executive hereby accepts such employment. During Executive’s employment by the Company, Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.

1.2 Duties and Location. Executive shall have the title of Chief Financial Officer and shall report to the Company’s Chief Executive Officer (“CEO”). Executive shall do and perform all services, acts or things necessary or advisable which are normally associated with the position of Chief Financial Officer, as required by the CEO. Executive shall work at the Company’s facility in Chandler, Arizona, provided that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Company’s Board of Directors (the “Board”). In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

1.4 Exclusive Employment. Except with the prior written consent of the Board, Executive will not during employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.

1.5 Agreement not to Participate in Company’s Competitors. During Executive’s employment with the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

1.6 Covenant not to Compete. During the term of this Agreement and for a period of one (1) year thereafter, Executive shall not engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, in any phase of the business of developing, manufacturing and marketing of (a) products incorporating tetrahydrocannabinol (THC) or derivatives or synthetic versions thereof, (b) spray technologies for use in drug delivery of pain medication, or (c) any new molecules which were in development at the time of departure, except with the prior written consent of the Board.

2.	AT-WILL EMPLOYMENT.

Executive’s employment relationship with the Company is, and shall all times remain, at will. This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice.

3.	COMPENSATION AND BENEFITS.

3.1 Salary. The Company shall pay Executive a base salary at the annualized rate of One Hundred and Seventy Thousand Dollars ($170,000.00) (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. Notwithstanding the foregoing, the Executive’s Base Salary shall be increased to the annualized rate of Two Hundred and Ten

Thousand Dollars ($210,000) upon the earlier of (i) the Company attaining profitability, as determined by the Board and (ii) the closing of the initial public offering for the Company’s common stock, and in each of (i) or (ii), provided that Executive continues to perform his duties under this Agreement to the satisfaction of the Board. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Base Salary may be adjusted from time to time in the Company’s discretion.

3.2 Performance Bonus. Executive will be eligible to participate in any officer incentive program of the Company adopted by the Board and/or the compensation committee of the Board that provides for the payment of annual performance-based cash bonuses to the Company’s executive officers. Any cash bonus earned by Executive pursuant to any such program will be subject to standard payroll deductions and applicable tax withholdings. In order to earn and receive any such cash bonus, Executive must remain employed by the Company as an employee in good standing through the end of the applicable calendar year and the payout date for the bonus.

3.3 Standard Company Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s employees.

3.4 Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies.

4.	PROPRIETARY INFORMATION OBLIGATIONS.

As a condition of employment Executive agrees to execute and abide by the Company’s Proprietary Information and Inventions Agreement (“PIIA”). Executive acknowledges and agrees that his obligations under the PIIA are retroactively effective to and including his first day of employment with the Company.

5.	COMPENSATION UPON TERMINATION.

5.1 Termination Without Cause or Resignation For Good Reason. If the Company terminates Executive’s employment without Cause (as defined below and other than as a result of Executive’s death or disability), or if Executive resigns his employment for Good Reason (as defined below), then the Company shall pay Executive any base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, if Executive furnishes to the Company an executed waiver and release of claims in a form to be provided by the Company (the “Release”) within the time period specified therein, but in no event later than forty-five (45) days following Executive’s termination, and if Executive allows such Release to become effective in accordance with its terms, then Executive shall be entitled to: (1) severance in the form of continuation of Executive’s salary (at the Base Salary rate in effect at the time of termination) for a period of twelve (12) months following the termination date; (2) an additional severance payment equal to Executive’s target bonus for the year in which the qualifying termination or resignation is effective, pro rated for the number of days Executive was employed by the Company in such year; and (3) accelerated vesting of any unvested shares subject to any outstanding stock options and/or other equity awards, such that, on the effective date of the Release, the Executive shall be vested in one hundred percent (100%) of the shares subject to such options and/or awards. The severance payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in a lump sum on the first payroll period that follows such effective date.

5.2 Termination Other Than Without Cause or Resignation Other Than For Good Reason. If Executive’s employment with the Company ends for any reason or in any circumstance other than those specified in Section 5.1 above, including but not limited to a termination by the Company for Cause or a resignation by Executive without Good Reason, the Company shall pay Executive any base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

6.	DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

6.1 Cause. “Cause” shall mean the occurrence of any of the following, as determined by the Board: (i) Executive’s conviction of any felony or any crime involving fraud or dishonesty; (ii) Executive’s participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or its affiliates; (iii) conduct by Executive which, based upon a good faith and reasonable factual investigation by the Board, demonstrates Executive’s gross unfitness to serve; (iv) Executive’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) Executive’s breach of any material term of any material contract between such Executive and the Company, after written notice to Executive and an opportunity of at least thirty (30) days to cure; (vi) Executive’s repeated violation of any material Company policy, after written notice to Executive and an opportunity of at least thirty (30) days to cure; and/or (vii) Executive’s repeated failure to adequately perform his job duties, after written notice to Executive and an opportunity of at least thirty (30) days to cure. Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment and discretion.

6.2 Good Reason. “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction by the Company of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in Executive compensation, such reduction shall not constitute Good Reason for Executive to terminate his employment; (ii) a material breach of this Agreement by the Company; (iii) a material reduction that amounts to an adverse change in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction; or (iv) a relocation of Executive’s principal place of employment to a location outside of the greater Phoenix metropolitan area and that constitutes a material change in the geographic location at which Executive must perform services under this Agreement.

Provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

7.	GENERAL PROVISIONS.

7.1 Representations and Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

7.2 Survival. Sections 4, 5, 6 and 7 of this Agreement will survive the termination of this Agreement.

7.3 Miscellaneous. This Agreement, along with the PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to his and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona as applied to contracts made and to be performed entirely within Arizona. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

7.4 Section 409A. The severance benefits and other payments payable under this Agreement are intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance promulgated thereunder (the “Code”) and any state law of similar effect (collectively “Section

409A”) or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, the following provisions apply to the extent benefits provided herein are subject to Section 409A. Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death.

Executive shall receive severance benefits only if Executive executes and returns to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, the Release, and permits such Release to become effective in accordance with its terms (such latest permitted date, the “Release Deadline Date”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive separates from service, the Release will not be deemed effective any earlier than the Release Deadline Date. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first written above.

INSYS THERAPEUTICS, INC.

By:	/s/ Michael Babich
Name:	Michael Babich
Title:	President and Chief Executive Officer

Accepted and agreed:

/s/ Darryl S. Baker
Darryl S. Baker